Didier Sourisseau
Stockenstrasse 27
8802 Zürich
Switzerland

In Zug, on April 15, 2021

Subject: Titan transaction

Dear Didier,

Taking into account your efforts and your specific dedication to our sale project of the Food, Closures, Aerosols and Promotional Packaging business subject of the SAPA signed on 8 April 2021 between Crown Holdings, Inc. (hereinafter the “Company”) and Crown Cork & Seal Deutschland Holdings GmbH on the one hand, and Kouti B.V., Blitz F21-387 GmbH and Macsco 20.10 Limited on the other hand (hereinafter the “Transaction”), we are pleased to announce in this letter the following specific rewards.

1.Transaction Bonus

We have unilaterally and discretionarily decided to make you eligible to an exceptional bonus payment in view of that Transaction (hereinafter the “Transaction Bonus”).

Please find below the terms and conditions of eligibility, calculation and payment of this bonus.

It should be noted as a preliminary point that:

•this Transaction Bonus constitutes an exceptional payment which has been decided unilaterally and discretionarily. On this basis, it will not be considered nor treated as part of your contractual remuneration ;

•the payment of a Transactional Bonus would not give rise to any right to further similar payments to you in the future ;

•the Transaction Bonus paid would not be taken into account for the calculation of any components of your remuneration, as well as for any termination indemnity.

Amount of the Transaction Bonus

You are eligible to receive a Transaction Bonus of a gross amount of 1’000’000.- CHF (one million) Swiss Francs.

Terms of acquisition of the Transaction Bonus

You will benefit of the Transaction Bonus if the following conditions are satisfied:

•completion of the Transaction ;

•having conducted all the actions you will be entrusted and having provided all the necessary cooperation for a successful completion of the Transaction ;

•being effectively present at work for the whole period between the date of this letter and until the date on which the Transaction will be completed, without any notification of a termination of your employment contract by either of the parties.

Conditions of payment of the Transaction Bonus

If all the conditions for acquiring the Transaction Bonus are satisfied, its payment will be made on the usual pay date of the month following the month during which it was acquired. This payment will be taxable and subject to taxes and social security contributions. We, as your Employer, will make any deductions from the above mentioned payments to you or on your behalf as required by law.

In case of absence or suspension of your employment contract during that period, for any reason but with the exception of your paid leave or rest time, the Transaction Bonus will not be due and no prorata will apply, even if the Transaction is completed.

2.Annual Bonus

We confirm that the terms of your employment contract in relation to an annual bonus for 2021 will continue to apply after completion of the Transaction between you and your new employer in the KPS Capital group. Your annual bonus for 2021 will therefore be determined and paid in accordance with the rules described in your employment contract.

3.Equity rights

Pursuant to the letter agreements, dated January 7, 2019, January 9, 2020 and January 8, 2021 by and between you and the Company (the “Award Letter”), all deferred shares awarded to you under the Award Letters for which the deferral period has not ended as of the completion of the Transaction will be totally and permanently forfeited without further compensation.

4. SERP

Subject to the terms and conditions of Amendment No. 1 to the Senior Executive Retirement Agreement attached hereto as Exhibit A, the Company shall cause you to become 100% fully vested in your retirement benefits under the Crown Senior Executive Retirement Plan, upon the completion of the Transaction.

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Consideration

In consideration for the rewards mentioned in this letter, by counter-signing this letter, you irrevocably accept the transfer of your employment contract to a company of the Crown group which is expected to be transferred to one the companies of the KPS Capital group upon completion of the Transaction. Your acceptance of transfer is not dependent on completion of the Transaction.

You also acknowledge and accept that the payments and concessions referred to in this agreement shall fully and finally satisfy any and all claims, and any and all entitlements that you have, or may have, against us as your employer or any of our affiliates and/or group companies, arising out of or in connection with the employment relationship and/or your employment contract.

This Agreement is construed under and exclusively governed by Swiss law. Any controversy or dispute shall be resolved by the competent court in Zug.

Best regards,

Employer

/s/Sidonie Lécluse                         /s/ Gerard H. Gifford
Sidonie Lécluse      Gerard H. Gifford
SVP Human Resources EMEA      Executive Vice President
and Chief Operating Officer

Agreed & accepted:

/s/ Didier Sourisseau                         Date : 04/16/2021
Didier Sourisseau